January 5, 1999



   To Our Shareholders:

          1998 was a very good year for Castle BancGroup, Inc. and we will report record earnings. I am pleased to advise you that the Board of Directors has increased the dividend from $0.12 to $0.14 per share payable January 5, 1999, to shareholders of record on December 28, 1998. The enclosed dividend check marks the 54th consecutive year in which the Company has paid shareholders a cash dividend.

          Castle BancGroup, Inc. common stock was listed in the pink sheets by our market maker, ABN-AMRO, under the symbol CTBG in June, 1998, with initial trades occurring at $26.50 per share and closing at $31.00 per share at year-end. Information concerning the sale or purchase of Company shares can be obtained by contacting Brian Foster at ABN-AMRO, Chicago (312-855-6608 or 800-621-0686), or Flagg Baum at Wayne Hummer Investments LLC, Chicago (312-431-1700 or 800-621-4477).

          We are pleased with the progress the Company has made during the past year as it has grown in total assets, profitability, and shareholder value. We thank our customers and our staff for making 1998 the most successful year in our history.

          Sincerely,

          /s/ John W. Castle

          John W. Castle
          Chairman and Chief Executive Officer